TILSON INVESTMENT TRUST

Amendment No. 2 to

Distribution Agreement

THIS AMENDMENT is made as of October 30, 2013 by and between ALPS Distributors, Inc. (“ALPS”) and Centaur Mutual Funds Trust (the “Trust”).

WHEREAS, effective October 30, 2013, Tilson Investment Trust is renamed Centaur Mutual Funds Trust (the “Trust”);

WHEREAS, effective October 30, 2013, Tilson Dividend Fund is renamed Centaur Total Return Fund (the “Fund”);

WHEREAS, ALPS and the Trust have entered into a Distribution Agreement dated August 25, 2011 (the “Agreement”); and

WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect the new names for the Trust and the Fund.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Agreement. All references to Tilson Investment Trust in the Agreement are replaced with Centaur Mutual Funds Trust.

2.	APPENDIX A – LIST OF PORTFOLIOS. APPENDIX A – LIST OF PORTFOLIOS of the Agreement is replaced in its entirety with the attached APPENDIX A – LIST OF PORTFOLIOS.

3.
Remainder of the Agreement.  Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

ALPS DISTRIBUTORS, INC.		CENTAUR MUTUAL FUNDS TRUST

By:	/s/ Thomas A. Carter	By:	/s/ Zeke Ashton
Name:	Thomas A. Carter	Name:	M. Ezekial Ashton
Title:	President	Title:	President

APPENDIX A

LIST OF PORTFOLIOS

Centaur Total Return Fund